EXHIBIT 1

                         GRANT-SCWARTZ ASSOCIATES, CPA'S
                          2263 NW 2ND AVENUE - STE 210
                            BOCA RATON, FLORIDA 33431



May 21, 1999

Securities and Exchange Commission
Washington, D.C.

Gentlemen:

We were previously principal accountants for Mobile Services, Inc. (now named GBS COM-TECH CORP) and, we reported on the financial statements of Mobile Services International, Inc. as of and for the years ended December 31, 1995 and 1994. On May 21, 1999, we resigned. We have read GBS Com-Tech Corp.'s statements included under Item 4 of its Form 8-K dated May 21, 1999, and we agree with such statements.



/s/ Grant-Schwarts Associates, CPA's